EX-28.h.4.c

AMENDMENT NO. 3 TO EXPENSE LIMITATION AGREEMENT

This Amendment No. 3 (“Amendment”), dated and effective as of September 13, 2023, between NATIONWIDE FUND ADVISORS, a Delaware business trust (the “Investment Adviser”), and NATIONWIDE MUTUAL FUNDS, a Delaware statutory trust (the “Trust”), on behalf of each Fund of the Trust. Capitalized terms used but not defined herein shall have the same meanings set forth in the Agreement (defined below).

WHEREAS, the Trust and the Investment Adviser have entered into an Advisory Agreement dated May 1, 2007 and September 18, 2015, respectively, each as amended, pursuant to which the Investment Adviser renders investment advisory services to each Fund for compensation based on the value of the average daily net assets of each such Fund;

WHEREAS, the Trust and the Investment Adviser are parties to that certain Expense Limitation Agreement dated as of May 1, 2007, as amended (the “Agreement”); and

WHEREAS, in accordance with the Agreement, the Trust and Investment Adviser, on behalf of each Fund, now wish to amend the Agreement as set forth below:

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows:

1. Section 1.1 of the Agreement is hereby amended and restated as follows:

1.1 Applicable Expense Limit. To the extent that the aggregate expenses incurred by a Fund or a class of a Fund in any fiscal year, including but not limited to investment advisory fees of the Investment Adviser (but excluding each of the following):

•	interest;

•	taxes;

•	compensation payable to a party not affiliated with the Investment Adviser in connection with the recovery of tax reclaims;

•	brokerage commissions and other costs incurred in connection with the purchase and sale of portfolio securities;

•	acquired fund fees and expenses;

•	Rule 12b-1 fees,

•	fees paid pursuant to an Administrative Services Plan;

•	short sale dividend expenses;

•

compensation payable to JPMorgan Chase Bank, N.A. (“JPMorgan”) related to the SEC’s Financial Reporting Modernization and Liquidity Risk Management Program Rules, as provided for in Amendment No. 10 to Sub-Administration Agreement between JPMorgan and Nationwide Fund Management LLC, dated July 1, 2018;

•	other expenditures which are capitalized in accordance with generally accepted accounting principles;

•	expenses incurred by a Fund in connection with any merger or reorganization; and

•	other non-routine expenses not incurred in the ordinary course of the Fund’s business)

(“Fund Operating Expenses”), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the “Excess Amount”) shall be the liability of the Investment Adviser.

2. Representations. Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

3. Entire Agreement. This Amendment and the Agreement and any documents referred to in each of them constitutes the whole agreement between the parties relating to their subject matter and supersedes and extinguishes any other drafts, agreement, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter. If any of the provisions of this Amendment are inconsistent with or in conflict with any of the provisions of the Agreement, then, to the extent of any such inconsistency or conflict, the provisions of this Amendment shall prevail.

4. Agreement Continuation. The Agreement, as modified herein, shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

NATIONWIDE FUND ADVISORS

By:	/s/ Kevin T. Jestice
Name: Kevin T. Jestice
Title: President

NATIONWIDE MUTUAL FUNDS

By:	/s/ Kevin T. Jestice
Name: Kevin T. Jestice
Title: President

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